EXHIBIT 10.8
MODIFICATION AND EXTENSION PROMISSORY NOTE AND SECURITY AGREEMENT NO. 1
     THIS MODIFICATION AND EXTENSION PROMISSORY NOTE AND SECURITY AGREEMENT NO. 1 (together with that certain Modification and Extension Promissory Note and Security Agreement No.2 of even date herewith in the principal amount of EIGHT HUNDRED FIFTY-SEVEN THOUSAND TWO HUNDRED FIFTEEN AND 49/100 DOLLARS ($857,215.49) (the “Related Note”)) is an amendment, restatement, renewal, modification and extension of that certain Consolidated, Amended and Restated Renewal Note and Security Agreement dated December 18, 2003, by and among National Loan Investors, L.P., The Wheatstone Energy Group, Inc. and WEGI Acquisition, LLC (the “2003 Consolidation Note”).

Atlanta, Georgia

Effective Date: January 19, 2011	Principal Amount: $150,000.00
     THIS MODIFICATION AND EXTENSION PROMISSORY NOTE AND SECURITY AGREEMENT NO. 1 (this “Note”) is dated as of the 9th day of March, 2011 (the “Agreement Date”), and made effective as of the 19th day of January, 2011 (the “Effective Date”), between and among NATIONAL LOAN INVESTORS, L.P., a Delaware Limited Partnership (“Lender”), having an address of 5619 North Classen Blvd., Oklahoma City, Oklahoma 73118, as assignee of Wachovia Bank, National Association (“Wachovia”); and SERVIDYNE SYSTEMS, LLC, a Georgia Limited Liability Company (the “Borrower”) having an address of 1945 The Exchange, Suite 325, Atlanta, Cobb County, Georgia 30339-2029.
RECITALS:
     WHEREAS, pursuant to that certain Assumption Agreement dated as of December 18, 2003, by and between Lender, The Wheatstone Energy Group, Inc. (“Wheatstone”), The Wheatstone Group, LLC, f/k/a WEGI Acquisition, LLC (“WEGI”) and other parties signatory thereto (the “2003 Assumption Agreement”), WEGI assumed and agreed to pay certain loans and related obligations, liabilities, indebtedness and responsibilities as more particularly set forth and described in said 2003 Assumption Agreement (collectively, the “Loans”).
     WHEREAS, pursuant to the 2003 Assumption Agreement the indebtedness evidenced by the Loans and certain documents, agreements, instruments and/or other writings related to the Loans were consolidated, amended, restated and renewed by virtue of the 2003 Consolidation Note.
     WHEREAS, on or about April 29, 2009, WEGI was merged into Borrower and Borrower remained as the surviving entity of such merger, all in accordance with and pursuant to: (i) those certain Articles of Merger of The Wheatstone Energy Group, LLC with and into Servidyne Systems, LLC, dated April 29, 2009 (the “Articles of Merger”); and (ii) that certain Plan of Merger of The Wheatstone Energy Group, LLC with and into Servidyne Systems, LLC, dated April 29, 2009 (the “Plan of Merger;” the Articles of Merger and the Plan of Merger, together with all transactions concerning or related thereto shall hereinafter sometimes be referred to as the “Merger Transaction”).
     WHEREAS, pursuant to the Merger Transaction and O.C.G.A § 14-11-905, Borrower has succeeded to and acquired all of the assets and property of WEGI, including, but not limited to, the Collateral (as such term is hereinafter defined).
     WHEREAS, pursuant to that certain Loan Modification, Extension, Reaffirmation and Assumption Agreement of even date herewith by and between Lender and Borrower and other applicable signatory parties thereto (the “2011 Assumption Agreement”), Borrower has assumed and is liable for all obligations, liabilities, indebtedness and payments of all sums due under the Loan Documents, as well as the performance of any and all obligations of WEGI under the Loan Documents.
     WHEREAS, Borrower is executing and delivering this Note in accordance with the terms, provisions, and requirements of the 2011 Assumption Agreement and to further evidence the indebtedness of Borrower under the Loan Documents as so modified, extended, reaffirmed and assumed pursuant to the 2011 Assumption Agreement, this Note, the Related Note and other applicable Loan Documents. (The 2003 Assumption Agreement, the 2003 Consolidation Note, this Note, the Related Note and the 2011 Assumption Agreement, together with any and all other documents, agreements, instruments and/or other writings of any kind or nature whatsoever related to, concerning and/or arising from any of the foregoing and/or the Loans, however evidenced, and as may now or hereafter be consolidated, amended modified, restated and/or renewed, and whether now or hereafter existing, and all documents, agreements, instrument and/or other writings to be executed and/or delivered pursuant to the terms, conditions, provisions and/or requirements hereof, shall hereinafter each be referred to as a “Loan Document” or collectively as the “Loan Documents.”)
     NOW, THEREFORE, for and in consideration of the mutual benefits to be derived herefrom and the further consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), paid by Borrower, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
     1. All terms, conditions and provisions of the various documents (including but not limited to the Loan Documents) evidencing the Loans as referenced above as well as the recitals set forth hereinabove in this Note, are specifically incorporated herein by this reference, and are deemed amended and modified by virtue of this Note and accompanying 2011 Assumption Agreement.
     2. Effective as of the Effective Date of this Note, the Loan Documents for each of the Loans, the 2003 Consolidation Note and the 2003 Assumption Agreement shall be amended and modified as set forth herein, In the event of conflict between the terms, covenants and conditions of the prior Loan Documents for the Loans, the 2003 Consolidation Note and/or the 2003 Assumption Agreement, the terms of the documents executed in connection with this Note shall control. By virtue of this Note, the Related Note and the 2011 Assumption Agreement, Borrower and Lender hereby amend and modify the 2003 Consolidation Note in its entirety as follows:
FOR VALUE RECEIVED, SERVIDYNE SYSTEMS, LLC, a Georgia Limited Liability Company (hereinafter the “Borrower”), as successor by merger and assumption (pursuant to the 2011 Assumption Agreement) to The Wheatstone Energy Group, LLC, f/k/a WEGI Acquisition, LLC, hereby promises to pay to the order of National Loan Investors, L.P., a Delaware Limited Partnership (hereinafter the “Lender”), transferee and assignee of Wachovia Bank, N.A., at its office where borrowed or at such other place as Lender hereafter may direct from time to time in writing, Lender’s initial office being 5619 North Classen Blvd., Oklahoma City, Oklahoma 73118, in immediately available funds of lawful money of the United States, the principal sum of ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($150,000.00) together with any unpaid interest hereon from date of advance, in accordance with the terms contained in this Note. The optional provisions applicable to this Note are checked below.
Repayment:
☑	One payment in full of principal, accrued and unpaid interest and all other charges, fees, costs and/or expenses not previously paid, all of which shall be due on the amended and modified maturity date of October 19, 2011 (“Maturity Date”). The Borrower may NOT borrow, repay and reborrow sums up to the principal amount set forth above, as this is considered a term loan, not a revolving line of credit loan.
Interest:
Payable:

☑	In arrears due on the nineteenth (19th) day of the calendar month immediately following the Effective Date, and on the nineteenth (19th) day of each calendar-month thereafter up until the Maturity Date; whereupon, all principal and all interest and other charges, fees, costs and/or expenses not then paid shall be due and payable in full without further extension.
Payable at the rate per annum of:
☑	Six Percent (6%) Fixed.
In no case shall interest exceed the maximum rate permitted by applicable law.
☑	In addition, Borrower agrees to pay to lender a non-refundable assumption and modification loan fee of EIGHT THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($8,500.00).
Interest will be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.
After demand or maturity (whether by acceleration or otherwise), as applicable, interest on any unpaid balance hereof shall be payable on demand at a rate per annum equal to FIVE PERCENT (5%) above the rate applicable prior to demand or maturity, not to exceed the maximum rate permitted by applicable law.
To the extent not prohibited by law, a late charge of FIVE PERCENT (5%) or the applicable statutory maximum, whichever is greater, shall be assessed on any payment remaining past due for TEN (10) days or more unless; provided, however, that if any applicable statute allows a shorter minimum time period for the imposition of a late charge, such shorter time period shall prevail.
All payments on this Note shall be applied, in accordance with the then current billing statement applicable to this Note, first to accrued interest, then to fees, then to principal due, and then to late charges. Any remaining funds shall be applied to the further reduction of principal. Notwithstanding the foregoing, upon the occurrence of a default hereunder or any other Event of Default, payments shall be applied as determined by Lender in its sole discretion.
☑	The terms and conditions in Security Agreements dated July 26, 2001, dated October 14, 1999, August 24, 2001, October 11, 2001, December 5, 2001, letter agreement dated October 31, 2002, Line of Credit Extension and Modification Agreement dated February 28, 2003, the May 12, 2003 and August 25, 2003 Extension Letters, the 2003 Consolidation Note, the 2003 Assumption Agreement, all between the parties hereto and such other parties as may be signatories thereto, as the same may be amended and/or modified from time to time whether by this Note, the Related Note, the 2011 Assumption Agreement and/or otherwise, shall be considered a part hereof to the same extent as if written herein.

☑	The terms and conditions in a Letter Agreement dated January 19, 2011, as revised and/or amended by letter dated March 9, 2011, and 2011 Assumption Agreement of even date herewith between the Lender, the Borrower and other parties as may be signatories thereto, as the same may be amended, extended or replaced from time to time, shall be considered a part hereof to the same extent as if written herein. It is expressly intended that the 2011 Assumption Agreement shall survive closing and delivery of this Note, the Related Note and all other Loan Documents executed in delivered in connection therewith and/or as a requirement thereof.
     In addition to any other collateral specified herein and in other agreements, to secure the indebtedness evidenced by this Note, together with any extensions, modifications, amendments, restatements or renewals thereof, in whole or in part, as well as all other indebtedness, obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred or arising, including, without limitation, all sums arising under any ISDA Master Agreement now or hereafter executed between Borrower and Lender and any related schedules and confirmations thereto (hereinafter sometimes referred to as the “Obligations”), except for other indebtedness, obligations and liabilities owing to Lender that constitute: (a) consumer credit as defined in Federal Reserve Board Regulation Z and either subject to the disclosure requirements of Federal Reserve Board Regulation Z or state consumer protection laws; or (b) non-consumer credit if under applicable state law the maximum interest rate for such credit is reduced when secured (herein collectively referred to as “Restricted Debt”), the Borrower does hereby grant to the Lender a security interest in, and does hereby pledge to Lender the following described property: (i) all collateral more particularly described in Security Agreement-Commercial dated July 26, 2001, the Term Loans evidenced by the Note and Security Agreements dated October 14, 1999, August 24, 2001, October 11, 2001 and December 5, 2001, as revised by the Extension Agreement, the May 12, 2003 and August 25, 2003 Extension Letters, the 2003 Consolidation Note, the 2003 Assumption Agreement, the 2011 Assumption Agreement, the Related Note and all other Loan Documents that describe the collateral, between Borrower and Lender, and also that certain Borrower Vehicle Collateral (as such term is defined in the 2011 Assumption Agreement), more fully described in the 2011 Assumption Agreement of even date herewith; and (ii) all property and other collateral described and set forth in Schedule 1, attached hereto and by this reference incorporated herein and made a part hereof, all of which described in (i) and (ii) above whether now owned or hereafter acquired, together with any and all additions and accessions thereto or replacements thereof, returned or unearned premiums from any insurance written in connection with this Note and any products and/or proceeds of any of the foregoing. In no event, however, shall the Lender have a security interest in any goods acquired by the Borrower for personal, family or household purposes more than 10 days after the date of this Note, unless such goods are added to or attached to the Collateral (as hereinafter defined). In addition, to the extent not prohibited by law, the Borrower hereby grants to the Lender a security interest in, and does hereby pledge to Lender: (i) all other property of the Borrower now or hereafter in the possession or control of the Lender (exclusive of any such property in the possession or control of the Lender as a fiduciary other than as agent), including, without limitation, all cash, stock or other dividends and all proceeds thereof, and all rights to subscribe for securities incident thereto and any substitutions or replacements for, or other rights in connection with, any of the Collateral; and (ii) any of Borrower’s deposit accounts (as such term is defined in the Uniform Commercial Code of the State of Georgia, as the same may be amended from time to time (the “Code”), whether such accounts be general or special, or individual or multiple party, held by Lender and upon all drafts, notes, or other items-deposited for collection or presented for payment by the Borrower with the Lender, and the Lender may at any time, without demand or notice, appropriate and apply any of such to the payment of any of the Obligations (except for Restricted Debt), whether or not due. All property described in this paragraph (including but not limited to Schedule 1 of this Note), in which the Borrower, Wheatstone, WEGI or any other party to which Borrower has previously, hereby is, or hereafter becomes a successor thereof (whether by merger, assumption or otherwise) has granted to the Lender a security interest or security title hereunder, is herein collectively referred to as the “Collateral.” If, with respect to any Collateral in the form of investment securities, a stock dividend is declared or any stock split-up made or right to subscribe issued, all the certificates for the shares representing such stock dividend or split-up or right to subscribe will be immediately delivered, duly endorsed, to the Lender as additional Collateral. The Lender shall be deemed to have possession, control and custody of any Collateral actually in transit to it or to any of its officers or agents.
     If at any time the Collateral pledged as security for any of the Obligations shall be or become unsatisfactory to the Lender or should the Lender deem itself insecure, the Borrower will immediately furnish such further property to be held by the Lender as if originally pledged as Collateral hereunder or make such payment on account as will be satisfactory to the Lender.
     The Lender shall have, but shall not be limited to, the following rights, each of which may be exercised at any time or from time to time: (i) to transfer this Note and the Collateral, and any transferee shall have all the rights of the Lender hereunder and the Lender shall be thereafter relieved from any liability with respect to any Collateral so transferred; (ii) to execute at any time in the name of any party hereto and to file one or more financing statements describing the Collateral, which financing statement’s may contain a generic collateral description that is broader than the Collateral and which may describe any agricultural liens or other statutory liens held by Lender; and (iii) to request and receive current financial information from any party liable for all or any part of the Obligations.
     The Lender shall have, but shall not be limited to, the following rights, each of which may be exercised during which time an Event of Default has occurred and is continuing: (i) to receive or take control of any income or other proceeds of any of the Collateral; (ii) to transfer the whole or any part of the Collateral in the name of itself or its nominees; (iii) to vote any investment securities forming a part of the Collateral; and (iv) to notify the obligors on any Obligation to make payment to the Lender of any amounts due thereon.
     Borrower will at Lender’s request maintain insurance on the Collateral in amounts at least equal to the fair market value of the Collateral and against casualty, public liability and property damage risks and such other risks as Lender may request; provided, however, if the Collateral described above is a vehicle(s), Borrower agrees to obtain and maintain liability insurance as required by law and collision and comprehensive insurance with a deductible not exceeding FIVE HUNDRED AND NO/100 DOLLARS ($500.00). All insurance shall be with companies with a Best Insurance Report Rating of B+ or better, and Borrower will pay all premiums for insurance when due. Unless and until requested by Lender, Borrower shall not be required to name Lender as additional insured in such policy or to provide Lender a copy of the policy for or certificate evidencing such insurance, but when and if requested by Lender, the Borrower shall immediately (but no later than five (5) business days): (i) cause all policies of such insurance to specify that Lender is an additional insured as its interests may appear and to provide that such insurance shall not be cancellable by Borrower or the insurer without at least 30 days advance written notice to Lender and that proceeds are payable to Lender regardless of any act or omission of Borrower which would otherwise result in a denial of a claim; and (ii) deliver all policies or certificates thereof (with copies of such policies) to Lender. Borrower is authorized to receive the proceeds of any insurance loss and shall apply such proceeds toward either the repair or replacement of the Collateral or the payment of the Obligations secured hereby, so long as no Event of Default exists hereunder. The undersigned will also pay all taxes and other impositions on the Collateral as well as the cost of repairs or maintenance to the Collateral. If the undersigned fails to maintain such insurance or fails to pay any and all amounts for taxes, repairs, maintenance and other costs, Lender may, at its option, but shall not be required to, purchase such insurance or pay any premium owing with respect to such insurance or pay such amounts for taxes, repairs, maintenance and other costs, and any such sum paid by Lender shall be payable by the Borrower on demand by Lender or at its option may be added to the Obligations and secured hereby. The loss, injury or destruction of the Collateral, with or without the fault of Borrower, shall not release the Borrower from any liability hereunder or in any way affect Borrower’s liability hereunder.
     The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default” hereunder: (i) any failure of any Obligor (which term shall include the Borrower and each endorser, surety or guarantor of this Note) to pay any of the Obligations when due or to observe or perform any agreement, covenant or promise hereunder, in any of the Loan Documents or in any other agreement, note, instrument or certificate of any Obligor to the Lender, now existing or hereafter executed in connection with any of the Obligations, including, but not limited to, a loan agreement, if applicable, and any agreement guaranteeing payment of any of the Obligations; (ii) any default of any Obligor in the payment or performance of any other liabilities, indebtedness or obligations to Lender or to allow or permit any other liabilities, indebtedness or obligations to Lender to be accelerated; (iii) any failure of any Obligor to furnish Lender current financial information within a reasonable time after receipt of a written request; (iv) any failure of any Obligor or any Pledgor of any security interest in the Collateral (the “Pledgor”) to observe or perform any agreement, covenant or promise contained in any agreement, instrument or certificate executed in connection with the granting of a security interest in property to secure the Obligations or any guaranty securing the Obligations; (v) any warranty, representation or statement made or furnished to the Lender by or on behalf of any Obligor or Pledgor in connection with the extension of credit evidenced by this Note proving to have been false in any material respect when made or furnished; (vi) any sale, foreclosure of or material encumbrance to any of the Collateral, or the making of any material levy, seizure or attachment thereof or thereon or the rendering of any material judgment or lien or garnishment or attachment against any Obligor or Pledgor or its Collateral property (the term “material” as used in this subparagraph (vi) shall mean that which would materially impair the ability of Borrower to repay the Obligations when due); (vii) the dissolution, change in control (other than a transfer of control to an affiliate of Borrower; provided that Lender is notified in advance of said transfer and by which Lender consents to and approves in writing and further provided that the transferee assumes the indebtedness evidenced hereby), change of status to an organization, change of type of organization, termination of existence, insolvency, business failure, or appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws, state or federal, by or against, the Borrower or any other Obligor or Pledgor; (viii) if Borrower, any Pledgor or any Obligor shall change its name, change its principal residence, change its chief executive office, change its status to an organization, change its state of organization, change its type of organization, or change its organizational identification number, as applicable, without giving Secured Party at least thirty (30) days’ prior written notice; (ix) the occurrence of any default or Event of Default (as such term is defined in the Related Note) under the Related Note; or (x) any discontinuance or termination of any guaranty of any of the Obligations by a guarantor.
     Upon the occurrence of an Event of Default (and the expiration of any applicable notice and/or grace periods), to the extent permitted by law, the Lender at its option may terminate any obligation to extend any additional credit or make any other financial accommodation to the Borrower and/or may declare all of the Obligations to be immediately due and payable, all without notice or demand, and shall have in addition to and independent of the right to declare the Obligations to be due and payable and any other rights of the Lender under this Note or any other agreement with any Obligor or any Pledgor, the remedies of a secured party under the Code, including, without limitation thereto, the right to take possession of the Collateral, or the proceeds thereof and to sell or otherwise dispose thereof; and for this purpose, to sign in the name of any Obligor or Pledgor any transfer, conveyance or instrument necessary or appropriate in order for the Lender to sell or dispose of any of the Collateral, and the Lender may, so far as the Borrower can give, authority therefor, enter upon the premises on which the Collateral or any part thereof may be situated and remove the same therefrom, without being liable in any way to any Obligor on account of entering any premises. The Lender may require the Borrower to assemble the Collateral and make the Collateral available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give the Borrower written notice of the time and place of any public sale thereof or of the time after which any private sale or other intended disposition thereof is to be. made. The requirement of sending reasonable notice shall be met if such notice is mailed, postage prepaid, or otherwise given, to the Borrower or Pledgor at the last address shown on the Lender’s records at least ten (10) days before such disposition. Lender may: (i) comply with any applicable state or federal law requirements in connection with a disposition of the Collateral; (ii) sell the Collateral without giving any warranties as to the Collateral; and (iii) specifically disclaim any warranties of title or the like and in so doing any of the foregoing will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If any Obligation (including but not limited to the Note) is a demand instrument, the statement of a maturity date, the requirement for the payment of periodic interest or the recitation of defaults and the right of Lender to declare any Obligation due and payable shall not constitute an election by Lender to waive its right to demand payment under a demand at any time and in any event as Lender in its sole discretion may deem appropriate.
     The rights of the Lender specified herein shall be in addition to, and not in limitation of the Lender’s rights under the Code, or any other statute or rules of law conferring rights similar to those conferred by the Code, and under the provisions of any Loan Documents or any other instrument or agreement executed by the Borrower, any other Obligor or any Pledgor to the Lender. All prior agreements to the extent inconsistent with the terms of this Note shall be construed in accordance with the provisions hereof. Any rights or remedies of the Lender may be exercised or taken in any order or sequence whatsoever, at the sole option of the Lender. This agreement shall bind and inure to the benefit of the heirs, legatees, executors, administrators and assigns of Lender and shall bind all persons who become bound as a debtor to this security agreement.
     The security agreement set forth herein and the security interest in the Collateral created hereby shall terminate only when all of the Obligations have been indefeasibly paid in full and such payments are no longer subject to rescission, recovery or repayment upon the bankruptcy, insolvency, reorganization, moratorium, receivership or similar proceeding affecting the Borrower or any other person. No waiver by the Lender of any default shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. All rights of the Lender hereunder shall inure to the benefit of its successors and assigns, and all obligations of the Borrower shall bind the heirs, legal representatives, successors and assigns of the Borrower. The Borrower and each endorser, surety or guarantor of this Note, whether bound by this or by separate instrument or agreement, shall be jointly and severally liable for the indebtedness evidenced by this Note and hereby severally (i) waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest and any and all other notices and demands whatsoever, to the fullest extent permitted by applicable law; (ii) consent that at any time, or from time to time, payment of any sum payable under this Note may be extended without notice whether for a definite or indefinite time; and (iii) agree to remain liable until all of the Obligations are paid in full notwithstanding any impairment, substitution, release or transfer of Collateral or any one or more Borrower or Obligor by the Lender, with or without consideration, or of any extension, modification or renewal. No conduct of the holder shall be deemed a waiver or release of such liability, unless the holder expressly releases such party in writing, The Borrower shall pay to the holder on demand all expenses, including reasonable attorneys’ fees and expenses of legal counsel, incurred by the holder in any way arising from or relating to the enforcement or attempted enforcement of the Note, any Loan Document and/or any related guaranty, collateral document or other document and the collection or attempted collection, whether by litigation or otherwise, of the Note. Time is of the essence.
     Borrower acknowledges and agrees that this Note and the Related Note are cross-collateralized; specifically, Borrower agrees that, in the event that any of the security instruments are realized upon, and the proceeds of such realization exceed the primary indebtedness secured thereby, the excess proceeds shall be retained by Lender and applied to the outstanding indebtedness secured by the other security instruments in the order of due date. Lender shall be entitled to retain all proceeds of any realization until all indebtedness secured by either this Note, the Related Note or any other Loan Documents shall have been paid in full. Lender shall have no obligation to release any Collateral pledged pursuant to this Note, the Related Note or any of the other Loan Documents until the entire indebtedness due and payable to Lender has been paid in full.
     Borrower acknowledges that Lender may reproduce by electronic means or otherwise any of the documents evidencing and/or securing the Obligations and thereafter may destroy the original documents. Borrower does hereby agree that any document so reproduced shall be and remain the binding obligation of Borrower, enforceable and admissible in evidence ageing it to the same extent as if the original documents had not been destroyed.
     This Note, and the rights and obligations of the parties hereunder, shall be governed and construed in accordance with the laws of the State of Georgia, except to the extent that the Code provides for the application of other law with respect to the Collateral. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance shall impair any such right or power, or shall such delay or omission be construed to be a waiver thereof by the Lender. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     In executing this Agreement, each of the parties hereto represents, warrants and certifies that it has received independent legal counsel and advice from its respective attorneys with regard to the facts involved in connection with the controversies set forth in this Agreement and subject matter hereof, and with regard to the rights or asserted rights arising out of said controversies, if any. In accepting the consideration referred to herein and in executing and delivering this Agreement, each of the parties does so with the full knowledge of any and all rights which each now has or, in the future, may have in connection with the aforementioned controversies, if any. This Agreement shall not be construed against the drafter.
     Whenever in this Agreement reference is made to any party or other person or entity such reference shall be deemed to include a reference to the heirs, executors, representatives, successors, assigns, and affiliates of such party. Whenever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. This Agreement may not be changed, discharged or terminated orally, but only by an instrument in writing signed by the parties against whom the enforcement of the change, waiver, discharge or termination is sought. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, for any reason and to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. The parties hereto do further agree that the provisions contained herein constitute the entire agreement of the parties as of this date, except as outlined by the 2011 Assumption Agreement, and that the terms hereof are contractual and not mere recitals.
     IN WITNESS WHEREOF, the Borrower and Lender have executed this Modification and Extension Promissory Note and Security Agreement No. 1 under seal as of the Agreement Date and made and agreed to be effective as of the Effective Date.

BORROWER:
Signed, sealed and delivered in the presence of:	SERVIDYNE SYTEMS, LLC, a Georgia limited liability company, for itself and as successor by merger to
THE WHEATSTONE ENERGY GROUP LLC, a Georgia limited liability company, f/k/a WEGI Acquisition, LLC

		By:	Abrams Power, Inc., a Georgia
Corporation, its Sole Member and Manager

/s/	[illegible]		By:	/s/ Alan R. Abrams		(SEAL)
Witness				Title:	Chairman

/s/	Donna Kelley	Attest:	/s/ Mark Thomas		(SEAL)
Notary Public			Title:	CFO
[CORPORATE SEAL]
[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LENDER:
Signed, sealed and delivered in the	NATIONAL LOAN INVESTORS, L.P.
presence of:

/s/ Freeda Stone	By:	/s/ [illegible]		(SEAL)
Witness		Title:	Managing General Partner

/s/ Ramona L. Klopfenstein		[COMPANY SEAL]
Notary Public

SCHEDULE 1 TO MODIFICATION AND EXTENSION PROMISSORY NOTE AND SECURITY AGREEMENT NO. 1
DESCRIPTION OF ADDITIONAL AND OTHER PROPERTY CONSTITUTING COLLATERAL
(a)	All “Receivables” which means and includes
(1)	any and all rights to the payment of money or other forms of consideration of any kind (whether classified under the Uniform Commercial Code as accounts, contract rights, chattel paper, general intangibles (including payment intangibles), or otherwise) including, but not limited to, accounts receivable, letters of credit and the right to receive payment thereunder, chattel paper, tax refunds, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any person,

(2)	all guarantees, security and liens for payment thereof,

(3)	all goods, whether now owned or hereafter acquired, and whether sold, delivered, undelivered, in transit or returned, which may be represented by, or the sale or lease of which may have given rise to, any such right to payment or other debt, obligation or liability,

(4)	all insurance, whether now in existence or hereafter acquired relating in any manner whatsoever to a Receivable, and

(5)	all proceeds of any of the foregoing.
(b)	All “Equipment” which means and includes, all machinery, apparatus, equipment, fittings, fixtures and other tangible personal property of every kind and description used in the Borrower’s business operations or owned by the Borrower or in which the Borrower has an interest, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor, and shall include, without limitation, all property that would be included in the terms “equipment” or “fixture” as defined in the Uniform Commercial Code and shall further include but not be limited to, all items described and listed on Addendum 1 attached hereto and by this reference made a part hereof.

(c)	All “Inventory” which means and includes all present and future goods in which Borrower has any interest, including merchandise, raw materials, other materials, parts, supplies, work in process and finished products, intended for sale or lease or for display or demonstration or to be furnished under a contract of service, used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower’s business, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from a sale or disposition of any of the foregoing and all documents evidencing and general intangibles relating to any of the foregoing, and Borrower’s books relating to any of the foregoing.

(d)	All “Contracts” which means and includes any agreement, contract, lease, consensual obligation, promise or undertaking irrespective of whether written or oral, whether express or implied, and whether or not legally binding, and any and all rights under any one or more Contracts, whether or not yet earned by performance, and whether or not evidenced by an instrument or chattel paper.

(e)	All “Intellectual Property” which means and includes all rights, priorities and privileges relating to any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held; all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; and any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, each of the foregoing whether arising under United States of America, multinational or foreign laws or otherwise, and including, without limitation, any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the foregoing, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the foregoing; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

(f)	All balances, credits, deposits, accounts, items, and money of Borrower now or hereafter in the possession or control of or otherwise with Secured Party, including all dividends and distributions on such property or other rights in connection therewith.

(g)	All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (a), (b), (c), (d), (e), or (f) above.

(h)	All general intangibles.

(i)	All securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money.

(j)	All letter-of-credit rights (whether or not the letter of credit is evidenced by a writing).

(k)	Any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item referred to in this definition, and any claim against any third party for loss of, damage to or destruction of any or all of, the collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements and other documents.

(l)	All goods and other property, whether or not delivered,
(1)	the sale or lease of which gives or purports to give rise to any receivable, including, but not limited to, all merchandise returned or rejected by or repossessed from customers, or

(2)	securing any receivable,
including without limitation all rights as an unpaid vendor or lienor (including without limitation stoppage in transit, replevin and reclamation) with respect to such goods and other property.

(m)	All items and property listed and described on Addendum 2 attached hereto and by this reference made a part hereof.
All accessions to, substitutions for, additions to, and all replacements, products and cash and non-cash proceeds of (a), (b), (c), (d), (e), (h), (i), (j), (l) or (m) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the collateral, and any inventory of Borrower now or hereafter acquired with proceeds of any equipment.